Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Gelesis Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$5,708,643.92	(1)(2)	0.00011020	$629.09	(3)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$5,708,643.92
Total Fees Due for Filing				$629.09
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$629.09

(1)

In accordance with Exchange Act Rule 0-11, the maximum number of securities of Gelesis Holdings, Inc. (“Gelesis”) to which this transaction applies is estimated, as of June 30, 2023, to be 84,819,485, which consists of (A) 56,607,528 outstanding shares of common stock of Gelesis, $0.001 par value per share (“Company Common Stock”); (B) 13,800,000 shares of Company Common Stock underlying outstanding Public Warrants (as defined herein); (C) 7,520,000 shares of Company Common Stock underlying outstanding Private Placement Warrants (as defined herein); (D) 1,444,095 shares of Company Common Stock underlying outstanding Legacy Warrants (as defined herein); (E) 400,000 shares of Company Common Stock underlying outstanding CMS Warrants (as defined herein); (F) 1,353,062 shares of Company Common Stock underlying outstanding One S.r.l. Warrants (as defined herein); and (G) 3,694,800 shares of Company Common Stock underlying Company RSU Awards (as defined herein).

(2)

In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of June 30, 2023, based on the sum of (A) 56,607,528 outstanding shares of Company Common Stock, multiplied by $0.05664 per share; (B) 13,800,000 shares of Company Common Stock underlying outstanding Public Warrants, multiplied by $0.01 (which is the difference between the merger consideration of $0.05664 per share and the estimated, as-adjusted exercise price of $0.04664 for any holder that properly exercises such warrant within 30 days following the public disclosure of the closing of the transaction); (C) 7,520,000 shares of Company Common Stock underlying outstanding Private Placement Warrants, multiplied by $0.01 (which is the difference between the merger consideration of $0.05664 per share and the estimated, as-adjusted exercise price of $0.04664 for any holder that properly exercises such warrant within 30 days following the public disclosure of the closing of the transaction); (D) 1,444,095 shares of Company Common Stock underlying outstanding Legacy Warrants, multiplied by $0.05664 per share; (E) 400,000 shares of Company Common Stock underlying outstanding CMS Warrants, multiplied by $0.05664 per share; (F) 1,353,062 shares of Company Common Stock underlying One S.r.l. Warrants, multiplied by $1.46 per share; and (G) 3,694,800 shares of Company Common Stock underlying Company RSU Awards, multiplied by $0.05664 per share.

(3)

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.00011020.